CONTACT:	Jodi Bochert	Steve Smith
	Metzger Associates	Exabyte Corporation
	303-786-7000, ext. 261	303-417-7453
	jodi@metzger.com	steves@exabyte.com

EXABYTE CORPORATION ANNOUNCES THIRD QUARTER RESULTS

Strong M2 Drive, Automation and Media Sales Growth; Lower Operating Expenses; Further Reduction in Operating Loss

A conference call is scheduled for 10:00 am EDT, Monday, October 16.

To listen to a simultaneous Web cast of the call, please visit www.vcall.com/NASApp/Vcall/EventPage?ID=44643

A replay of the conference call will be available from 1:00 pm EDT on Monday, October 16 through 12:00 pm EDT on Wednesday, October 18 at 1-888-203-1112, reservation no. 650996

BOULDER, Colo., October 16, 2000 - Exabyte Corporation (Nasdaq/NMS: EXBT), a leader in performance network backup systems, today reported revenue for the third quarter of 2000 of $60,100,000, representing a 13 percent increase from $53,041,000 for the third quarter of 1999 and a 17 percent sequential increase from $51,314,000 for the second quarter of 2000.

For the third quarter of 2000, Exabyte reported a loss of $13,305,000 or $0.59 per share representing a significant reduction from the loss of $17,503,000 or $0.78 per share for the third quarter of 1999. Included in the loss for the third quarter of 2000 were restructuring charges of $5,799,000 or $0.26 per share related to the transfer of M2TM scanner production from Exabyte Magnetics Germany to Hitachi in Japan. Included in the results for the third quarter of 1999 were $2,446,000 or $0.11 of restructuring charges related to a reduction in the worldwide workforce.

Without the impact of restructuring charges, the loss from continuing operations for the third quarter of 2000 was $7,506,000 or $0.33 per share, compared with a loss of $15,058,000 or $0.68 per share for the third quarter of 1999. This also represented a significant reduction from the loss incurred in the second quarter of 2000 of $9,636,000 or $0.43 per share.

"We were very pleased again this quarter with the progress made toward restoring the company to revenue growth and profitability," stated Bill Marriner, Exabyte's chairman, president and chief executive officer. "Our total revenue was at a six-quarter high and we recorded significant sequential gains in all three of our major lines of business - drives, automated tape libraries and media. Both M2 drives and M2 automated libraries continued to gain market acceptance and market share."

Third Quarter Highlights

For the first time in Exabyte's history, library sales nearly equaled drive sales and represented 35 percent of revenue for the third quarter. Commented Marriner, "Following 41 percent sequential growth in library sales in the second quarter, this business segment grew by another 28 percent in the third quarter. Particularly strong were the sales of EZ-17 autoloaders, which incorporate M2 drive technology. We further enhanced the M2 automation lineup with initial revenue shipments of the 430 product in September. This new product is extremely rack dense, is very competitive in price and performance and was recently announced by IBM for shipment with their RS6000 servers.

"We believe the automation market represents an excellent opportunity for growth and that we are well positioned to gain share in this area," continued Marriner. "As such, we are planning to invest significantly in the development of additional automation products and the necessary support infrastructure as we move forward."

Drive sales grew by 16 percent sequentially and represented 36 percent of revenue for the quarter. Drive shipments, including those contained in libraries, totaled 19,242 units. M2 unit shipments were 4,250, up 128 percent from 1,864 units in the second quarter of 2000.

Media business contributed 26 percent of revenue in the third quarter and grew by 29 percent from the prior quarter's level. Exabyte's service business accounted for four percent of revenue, with significant growth in on-site service revenue as we sell more midrange and high-end products.

Significant Changes

Exabyte has been jointly developing the technologies required for the M3 and M4 generations of MammothTapeTM with the company's partner, Hitachi, since early 1999. Earlier this year, Exabyte also approached Hitachi about producing the scanners and mechanical tape decks for the M2 product. "We approached Hitachi since they have decades of experience in the manufacture of helical scan products," stated Marriner.

"During the third quarter, M2 scanner production started to shift from our subsidiary, Exabyte Magnetics Germany, to Hitachi," Marriner continued. "We expect the transition will be complete by the end of this year. Following the transition, we will continue to produce scanners for the Mammoth-1 product in Germany. We anticipate a reduction in the workforce in Germany from a peak of 110 employees in June to fewer than 30 employees next January. The restructuring charges we took during the third quarter include employee severance costs, excess facilities costs, the write-off of excess inventories and capital equipment and the write-off of deferred tax assets of the subsidiary. Approximately $3.2 million of the $5.8 million total charge represent items without any future cash impact to the company.

"We were extremely pleased with the handling of this transition by our personnel in Germany as well as personnel from Hitachi. The significant increases in M2 production were made possible by Hitachi's volume contributions in September. We believe that Exabyte and Hitachi will benefit from each others areas of expertise and will continue to improve the quality and reliability of our products as we move forward together," commented Marriner.

Exabyte also began the outsourcing of the production of the company's high-volume automation products to Shinei Sanyo in Singapore during the quarter. The large increases in EZ-17 production were helped by the delivery in September of the first 500 units from Shinei Sanyo.

"These two outsourcing efforts will result in a more variable cost business model for Exabyte," noted Marriner. "We believe we have chosen two excellent business partners that will help us to achieve our cost, quality and delivery objectives as we strive to meet the expectations of our customers.

"A third significant change was the successful return of the company's service repair from a third party. Last year, we outsourced the service repair business and were not satisfied with the outcome. As a result, we brought this business back in-house and are now more fully utilizing the capacity of the facility in Scotland. In addition to repairs for the European market, the Scotland operation is now providing the bulk of the repairs for the U.S. market as well."

Financial Highlights

Without the impact of restructuring charges, the gross margin for the quarter was 23 percent compared to 15 percent in the third quarter of 1999 and 26 percent in the second quarter of 2000. The sequential decline in the gross margin was due to cost rather than pricing or product mix factors.

Marriner noted, "The production outsourcing involved some startup costs as did the transfer of service repair volumes to Scotland. Exabyte also began the quarter with a number of component shortages, which adversely impacted production volumes during the first two months and thus resulted in poor absorption of our fixed cost infrastructure. This situation improved dramatically in September with much higher volumes, and, as a result, we enter the fourth quarter with lower cost inventories. The pricing environment was stable during the quarter as no significant pricing actions were taken."

Steve Smith, Exabyte's chief financial officer, commented, "Operating expenses were very well controlled during the quarter. Without the impact of the one-time restructuring charges, operating expenses declined to $21,053,000, representing 12 percent and 9 percent reductions from the third quarter of 1999 and the second quarter of 2000, respectively. This ongoing focus on cost reduction has enabled us to reduce the breakeven revenue level by about $5 million from where it was early this year."

"Due to component shortages and production constraints, our channel inventories were very low and the backlog and product lead times grew for the first two months of the quarter," stated Marriner. "Despite these constraints, we recorded the largest monthly point-of-sale or sell-through results in the history of our domestic reseller channel business in the month of September. With adequate inventories in place now at our major distributors, we are looking forward to another strong quarter from this key segment of our business."

CreekPath

CreekPath, Exabyte's storage services provider subsidiary, went live with end user co-location customers at an Inflow Inc. data center in Minneapolis in August and produced in excess of $100,000 in its first revenue quarter. Exabyte continues to explore various third party financing options for CreekPath.

General

Concluded Marriner, "Overall, I am pleased with the execution of the company on many fronts in this past quarter - revenue growth, exciting new product introductions, successful execution of changes to our manufacturing and service strategies, cost reduction, and quality and reliability improvements. "

About Exabyte Corporation

Exabyte Corporation is a leading supplier of tape storage devices and network storage solutions for the data intensive application and database server markets. Exabyte engineers, manufactures and markets 8mm and MammothTape™ technology tape drives, premier storage media and libraries for MammothTape, DLTtape™ and LTO® (Ultrium®) tape technologies. NetStorM™ SAN Alliance is an Exabyte partner program designed to allow companies implementing SANs to use tested, certified, top-of-the-line components from Exabyte and its partners with confidence. Exabyte's products are available exclusively through an extensive network of OEM, distributor and reseller business partners worldwide, all backed by the company's award-winning service and support.

For additional information about Exabyte and for sales, call 1-800-EXABYTE. For support and customer service, call 1-800-445-7736. Please call (+65)-271-6331 for Asia/Pacific and (+31)-30-2548800 for European inquiries. To have investor information faxed, call 201-946-0091, or download information from the investor relations' room on the company's Web site. For investor-related questions, please call 303-786-7000 ext. 226 or e-mail investor@exabyte.com. Visit Exabyte on the Web at www.exabyte.com, mammothtape.com and www.m2wins.com.

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Exabyte is a registered trademark, and M2 is a trademark of Exabyte Corp. All other trademarks are the property of their respective owners.

The foregoing includes forward-looking statements related to the company's business prospects. Such statements are subject to one or more risks. Words such as "believes," "anticipates," "expects," "intends," "plans," "positions" and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. The actual results that the company achieves may differ materially from such forward-looking statements due to risks and uncertainties related to customer dependence, competition, product development, market demand, management of business and product transitions and other such risks as noted in the company's 1999 Form 10-K. Please refer to the company's Form 8-K, Form 10-K and Forms 10-Q for a description of such risks.

EXABYTE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended			Nine Months Ended

	September 30,	July 1,	October 2,	September 30,	October 2,
	2000	2000	1999	2000	1999

Net sales.................................................	$60,100	$51,314	$53,041	$160,990	$164,210
Cost of sales...........................................	48,892	38,027	45,755	126,283	135,066

Gross profit............................................	11,208	13,287	7,286	34,707	29,144

Operating expenses:
Selling, general and administrative...	12,995	13,801	15,973	40,232	43,701
Research and development................	9,244	9,366	9,658	28,970	26,132

Loss from operations..............................	(11,031)	(9,880)	(18,345)	(34,495)	(40,689)

Other income (expense), net...................	(323)	393	900	115	1,264

Loss before income taxes.......................	(11,354)	(9,487)	(17,445)	(34,380)	(39,425)

(Provision) benefit for income taxes......	(1,951)	(149)	(58)	(2,142)	1,551

Net loss..................................................	($13,305)	($9,636)	($17,503)	($36,522)	($37,874)

Basic:
Net loss per share.............................	($0.59)	($0.43)	($0.78)	($1.62)	($1.70)
Weighted average number of
common shares outstanding.........	22,600	22,505	22,300	22,520	22,234

Diluted:
Net loss per share.............................	($0.59)	($0.43)	($0.78)	($1.62)	($1.70)
Weighted average number of
common and potential common
shares outstanding........................	22,600	22,505	22,300	22,520	22,234